Exhibit (r)(2)

[Logo]

ULTRA CAPITAL MANAGEMENT

CODE OF ETHICS

TABLE OF CONTENTS

1.	INTRODUCTION

As a fiduciary investment adviser, Ultra Capital Management (“Ultra”) has a legal and ethical obligation to act in the best interests of its clients at all times. This Code of Ethics (“Code”) is designed to promote honest and ethical conduct, ensure compliance with applicable securities laws, and protect the firm’s reputation through a culture of transparency, accountability, and integrity.

This Code has been adopted in accordance with Rule 204A-1 under the Investment Advisers Act of 1940 and applies to all supervised persons of Ultra, including partners, officers, directors, employees, and any other individuals who have access to confidential client information or are involved in advisory activities. The Code establishes standards of business conduct and personal accountability, particularly with respect to the firm’s fiduciary duties, personal trading, handling of material nonpublic information, and avoidance of conflicts of interest. All supervised persons are expected to uphold these principles in both letter and spirit and to maintain the highest standards of ethical behavior in every professional interaction.

By affirming this Code, each supervised person acknowledges their individual responsibility to maintain the trust placed in them and to act at all times with honesty, fairness, and a commitment to putting clients first.

2.	STANDARDS OF BUSINESS CONDUCT

The ethical and professional standards of Ultra are grounded in its fiduciary duty to clients and obligation to comply with all applicable laws, rules, and regulations governing the investment advisory industry. Supervised persons are expected to conduct themselves with honesty, diligence, fairness, and professionalism in all aspects of their work. At all times, individuals must act in the best interests of clients, place client interests ahead of their own, and avoid any conduct that could give rise to a conflict of interest or the appearance of impropriety. These obligations extend beyond client interactions and apply to all internal and external business relationships, including those involving vendors, service providers, regulators, and industry participants.

As fiduciaries, supervised persons must provide objective advice, maintain independence of judgment, and make full and fair disclosure of all material conflicts of interest. Supervised persons must also comply with the firm’s internal policies, including those governing personal trading, political contributions, gifts and entertainment, outside business activities, and the safeguarding of material nonpublic information.

Reporting Violations

As part of their ethical responsibility, supervised persons are required to report any actual, suspected, or potential violations of this Code of Ethics, firm policies, or applicable securities laws. Prompt reporting is critical to ensure that issues are addressed in a timely and effective manner.

Reports should be submitted to the CCO directly or through any designated reporting mechanism authorized by the firm. Ultra treats all reports with discretion and takes all necessary steps to preserve confidentiality to the extent possible. The firm maintains a strict non-retaliation policy to protect those who report concerns in good faith from adverse consequences.

Failure to comply with these standards may result in disciplinary action, up to and including termination. In some cases, non-compliance may also expose the individual and the firm to regulatory enforcement or civil liability. By adhering to these standards, supervised persons help foster a culture of compliance and professionalism.

3.	MATERIAL NON-PUBLIC INFORMATION

This policy outlines the standards and controls implemented by Ultra to prevent the misuse of material non- public information (“MNPI”) in accordance with Rule 204A-1 under the Investment Advisers Act of 1940. The protection of MNPI is a critical component of Ultra’s fiduciary duty to clients and its obligation to maintain the integrity of the financial markets. MNPI may originate from a variety of sources, including corporate insiders, investment banking relationships, service providers, or public companies, and improper handling of such information may expose Ultra and its employees to significant legal and reputational risk.

POLICY

Ultra strictly prohibits the use, communication, or dissemination of material non-public information in any manner that may result in a violation of federal securities laws, including insider trading or tipping others to trade on the basis of such information. MNPI is defined as information that is both material and non- public. Information is considered material if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision. Information is non-public if it has not been broadly disseminated to the general public through recognized channels, such as press releases, regulatory filings, or other public disclosures.

Supervised persons may not buy, sell, or recommend securities based on MNPI, nor may they communicate such information to any person outside the firm or to any person within the firm who does not have a legitimate business need to know the information. This restriction applies regardless of whether the supervised person will benefit personally from the transaction.

Examples of information that may be considered MNPI include, but are not limited to:

•	Earnings results or forecasts not yet publicly released;
•	Mergers, acquisitions, or divestitures;
•	Changes in executive management;
•	Pending regulatory actions or investigations;
•	Significant new products, contracts, or partnerships;
•	Stock splits, share repurchase programs, or public offerings.

The policy also applies to information received under a duty of confidentiality, such as information obtained through participation in a confidential due diligence process or received from third-party research providers under non-disclosure agreements.

Exceptions to this policy may occur only when the information has been publicly disseminated and sufficient time has passed to allow for its absorption by the market, or when the CCO has specifically determined that the information no longer constitutes MNPI.

Violations of this policy are considered serious breaches of ethical conduct and may result in disciplinary action, up to and including termination of employment, and may also subject the individual and the firm to civil or criminal penalties under federal securities laws, including the Securities Exchange Act of 1934 and Rule 10b-5 thereunder.

PROCEDURE

Training

All supervised persons receive mandatory training on insider trading laws and MNPI identification as part of the Code of Ethics onboarding process and at least annually thereafter. Employees are instructed on recognizing materiality, understanding what constitutes “public dissemination,” and identifying red flags that may suggest the presence of confidential information.

Reporting MNPI

Employees who become aware of, or suspect that they have received, material non-public information, must immediately report this to the CCO. The CCO will assess the information to determine whether the information qualifies as MNPI and whether it requires trading restrictions or other internal controls.

If the information is determined to be MNPI, the CCO will take appropriate measures to restrict related trading activities.

Restricted List

The firm maintains a Restricted List of securities for which trading is either restricted or prohibited due to the potential possession of MNPI. This list is maintained by the CCO and updated on an as-needed basis.

The Restricted List is distributed to individuals who require knowledge of its contents for compliance purposes and is not accessible to investment professionals for trading decisions.

Pre-Clearance

Any employee involved in non-public transactions, such as private placements or pre-IPO offerings, must receive written pre-approval from the CCO, including confirmation that no MNPI is involved. Documentation of all approvals and denials is maintained for audit and examination purposes.

TESTING

Test Procedure	Frequency	Assignee	Objective
Review and update Restricted List based on access to MNPI	Quarterly, Ad Hoc	Compliance Team	Ensure securities with MNPI exposure are properly restricted.
Email keyword search for MNPI-related terms (e.g., “confidential,” “non-public,” “merger”)	Quarterly	Compliance Team	Detect unreported MNPI discussions.
Review pre-clearance requests for participation in private placements or limited offerings	Ongoing	Compliance Team	Confirm no MNPI is involved and approvals are documented.
Annual employee certification of understanding and compliance with MNPI policies	Annually	Compliance Team	Reinforce awareness and document adherence to Code of Ethics policies.

4.	PERSONAL ACCOUNT DEALINGS

As fiduciaries, all supervised persons of Ultra are required to uphold the highest standards of integrity, fairness, and transparency in both professional and personal financial activities. The personal investment activity of firm personnel may create actual or perceived conflicts of interest, particularly where such activity overlaps with the firm’s investment recommendations or client holdings. This Personal Trading Policy establishes controls to detect, prevent, and manage these potential conflicts and to ensure that all trading activity complies with Ultra’s duty of loyalty to its clients.

This policy is adopted pursuant to Rule 204A-1 under the Advisers Act and forms an integral part of Ultra’s Code of Ethics. It applies to all access persons as defined under the Rule; generally including any partner, officer, director, or employee who has access to nonpublic information regarding client transactions, investment recommendations, or portfolio holdings, or who is involved in the formulation of investment advice.

POLICY

All access persons are required to conduct their personal securities transactions in a manner that avoids any actual or potential conflict of interest with client interests. At no time may an access person engage in trading that takes unfair advantage of their position, misuses confidential client information, or places their personal interests ahead of those of any client.

To that end, this policy requires the pre-clearance, reporting, and review of personal securities transactions and holdings by access persons, and imposes restrictions on the timing, nature, and type of securities that may be traded. The purpose is to ensure that client transactions are always given priority and that personal trading activity does not undermine the firm’s fiduciary obligations.

This policy prohibits access persons from:

1.	Trading based on material nonpublic information (i.e., insider trading);
2.	Front-running or trading ahead of client orders;
3.	Participating in IPOs or limited offerings without prior approval;
4.	Engaging in excessive or speculative trading that could conflict with client interests;
5.	Failing to report or disclose required information about personal holdings or activity.

PROCEDURE

Identification of Access Persons

The Compliance Team maintains a current list of access persons based on their job functions, access to nonpublic information, and role in the investment process. The list is reviewed at least annually and updated upon changes in personnel or job responsibilities.

Pre-Clearance Requirements

All access persons must obtain written pre-clearance from the CCO in Ultra’s compliance system, Hadrius, before participating in any IPOs or limited offerings.

1.	Pre-clearance requests must be submitted through Hadrius and include details such as the security name, ticker, number of shares, and rationale for the trade.

2.	Pre-clearance is valid for a limited time (typically one business day) and may be denied at the CCO’s discretion, particularly if the security is on the firm’s restricted list or if the trade may present a conflict of interest.

Blackout Periods and Restricted Lists

Access persons are prohibited from trading in any security during a blackout period, defined as the period immediately before or after a client trade or investment recommendation.

The CCO maintains a restricted list of securities that are subject to trading bans due to the firm’s involvement or anticipated activity. Any attempt to trade in restricted securities or during blackout periods is a violation of this policy.

Reporting and Disclosure Obligations

1.	Initial Holdings Reports: All access persons must submit a complete statement of personal securities holdings within ten (10) days of becoming subject to this policy.

2.	Quarterly Transaction Reports: Access persons must report all personal securities transactions within 30 days of the end of each calendar quarter. The report must include:

•	Trade date
•	Security description and ticker
•	Quantity and price
•	Executing broker-dealer

3.	Annual Holdings Certifications: Access persons must submit an updated holdings report annually, reflecting all reportable securities held as of December 31, along with a certification of accuracy.

Exempt Securities and Transactions

The following are generally exempt from pre-clearance and reporting requirements unless otherwise specified by the CCO:

•	U.S. government securities (e.g., Treasury bonds, T-bills)
•	Bank CDs and money market instruments
•	Shares of unaffiliated mutual funds (unless managed by Ultra)
•	Direct obligations of U.S. municipalities
•	Transactions in accounts over which the access person has no direct or indirect control, provided appropriate documentation is on file

Oversight and Monitoring

The CCO will review all pre-clearance requests for signs of potential conflicts, front-running, or other violations. Automated surveillance tools within Hadrius may be used to identify anomalous trading patterns or violations of blackout restrictions. Any issues identified will be investigated promptly, and corrective action will be taken as needed.

Disciplinary Action

Any violation of this policy, including failure to report, unauthorized trading, or concealment of activity, may result in disciplinary action, including:

•	Written warning
•	Financial penalties
•	Suspension or termination
•	Referral to regulatory authorities, as appropriate

TESTING

Test Procedure	Frequency	Assignee	Objective
Review of all quarterly transaction reports and annual holdings for completeness	Quarterly / Annually	Compliance Team	Verify timely and accurate reporting of all personal trades and holdings
Pre-clearance log review and comparison against brokerage confirmations	Quarterly	Compliance Team	Ensure all trades were properly pre-cleared and not executed during blackouts
Monitoring for trading in restricted securities or client-related names	Ongoing	Compliance Team	Detect potential front-running or misuse of material nonpublic information

5.	GIFTS AND ENTERTAINMENT

Gifts and entertainment, while common in business development, can pose ethical concerns when they create conflicts of interest, impair objectivity, or give the appearance of impropriety. This policy establishes boundaries for the giving and receiving of gifts or entertainment to mitigate the risk of undue influence on investment decision-making or the preferential treatment of clients, vendors, or other third parties.

POLICY

Ultra prohibits supervised persons from offering, soliciting, or accepting gifts, favors, or entertainment that could reasonably be perceived to influence decision-making or compromise professional judgment. The policy is grounded in the principles of fairness, transparency, and fiduciary responsibility, and is intended to prevent even the appearance of impropriety.

Gifts or entertainment must be of nominal value, occasional in nature, and not lavish, extravagant, or frequent enough to create a sense of obligation or a conflict of interest. For purposes of this policy, "gifts" include anything of value, whether tangible or intangible, provided without adequate consideration, while "entertainment" includes meals, events, or activities paid for by or on behalf of another party.

Supervised persons may not accept or provide any gift or entertainment that exceeds $500 in value, individually or in aggregate from the same source in a rolling 12-month period, without prior written approval from the CCO.

Supervised persons may not accept or provide gifts or entertainment under the following conditions:

•	When the gift or entertainment is offered during a pending or prospective business decision that could be influenced by the recipient.

•	When the nature of the gift or entertainment is inconsistent with professional conduct standards or could harm the firm’s reputation.

Certain exceptions may apply, such as customary holiday gifts of nominal value, promotional items bearing a company logo, or industry-sponsored educational events that are widely attended. However, these must still be reviewed for reasonableness and compliance with the firm's internal controls.

The acceptance or offering of cash or cash equivalents, such as gift cards or pre-paid debit cards, is strictly prohibited regardless of amount.

All supervised persons must report gifts and entertainment exceeding $500 in value to the CCO within ten business days of receipt or disbursement. The CCO will maintain records of Gifts and Entertainment and review them for patterns or risks of undue influence.

PROCEDURE

Training and Awareness

All supervised persons are required to complete initial and annual training on the Code of Ethics, which includes detailed instruction on gifts and entertainment limitations. Attendance and completion are tracked by the Compliance Team.

Disclosure and Reporting

Any gift or entertainment with an actual or estimated value exceeding $500 must be reported using the firm’s Gifts and Entertainment Disclosure Form in Hadrius and submitted to the CCO within ten business days of receipt or disbursement.

Review and Maintenance

The CCO will review all submissions for compliance, assess whether the gift or entertainment could present a conflict of interest, and may deny approval, request additional information, or impose restrictions on future activity.

The CCO maintains a centralized Gifts and Entertainment Log in Hadrius, which tracks the date, value, source or recipient, description, and purpose of all reported gifts and entertainment. The log is reviewed regularly for trends, excessive activity, or other risk indicators.

Monitoring and Oversight

Supervisors and department heads are responsible for monitoring patterns of gift and entertainment activity within their teams and escalating concerns to the CCO. The CCO will initiate further investigation or corrective action when potential violations are identified. The CCO may conduct targeted sampling of employee expenses or communications if potential non-compliance is indicated through other surveillance or review processes.

TESTING

Test Procedure	Frequency	Assignee	Objective
Review the Gifts and Entertainment Log for compliance with thresholds and approvals	Quarterly	Compliance Team	Ensure all gifts and entertainment are within policy limits.

6.	POLITICAL CONTRIBUTIONS

Political contributions by adviser personnel can create actual or perceived conflicts of interest and may trigger the SEC’s Pay-to-Play Rule (Rule 206(4)-5), which restricts an adviser’s ability to receive compensation for advisory services provided to government entities if certain political contributions are made.

Because the Funds may be held by governmental plans or political entities—and because Ultra has no visibility into the identity of all Fund investors—any political contribution by supervised persons could inadvertently result in a two-year ban on receiving advisory fees attributable to those assets.

To eliminate this risk entirely, Ultra has adopted a strict prohibition on political contributions.

POLICY

Ultra prohibits all supervised persons, including all covered associates, from making any political contributions, directly or indirectly, regardless of amount.

This prohibition applies to contributions to:

o	any federal, state, or local elected official or candidate,
o	any political action committee (PAC),
o	any political party committee,
o	any entity formed for the purpose of influencing an election, referendum, or ballot measure,
o	inaugural committees or transition teams.

Supervised persons may not:

o	make a political contribution themselves,
o	solicit others to make contributions,
o	coordinate or “bundle” contributions,
o	make contributions through third parties or intermediaries,
o	reimburse another person for making a contribution,
o	host or participate in fundraising events.

There are no de minimis exceptions under Ultra’s policy. Ultra also prohibits corporate political contributions by the Adviser.

Because Ultra receives compensation from the Funds and those Funds may include investments from government entities, any political contribution could trigger a two-year prohibition on receiving compensation under Rule 206(4)-5. For that reason, strict adherence to this prohibition is required.

PROCEDURE

Quarterly and Annual Certifications

Covered associates are required to certify quarterly and annually that:

•	they have not made any political contributions,
•	they have not solicited, coordinated, or reimbursed any contributions, they are not aware of any prohibited contributions by others at the Firm.

Monitoring and Training

To ensure compliance with this prohibition, the CCO will:

•	review publicly available campaign finance databases,
•	perform periodic email keyword searches, and
•	investigate any potential violations or red flags.

Because supervised persons are prohibited from making contributions, any detected contribution is presumptively a violation and will be escalated immediately.

Corrective Action

If a prohibited contribution is discovered:

•	the CCO will investigate promptly,
•	determine whether self-reporting to the SEC is required,
•	assess whether a two-year compensation ban applies,
•	recommend appropriate disciplinary action (up to and including termination),
•	document all actions taken.

Ultra may seek to obtain a return of the contribution, but doing so does not eliminate the Rule 206(4)-5 consequences.

TESTING

Test Procedure	Frequency	Assignee	Objective
Review for any political contributions detected through public databases or internal surveillance	Quarterly	Compliance Team	Ensure no prohibited contributions were made
Verify quarterly and annual certifications by covered associates	Quarterly / Annually	Compliance Team	Confirm ongoing adherence and awareness of contribution restrictions
Conduct public records and email search for undisclosed contributions	Semi- Annually	Compliance Team	Identify any unreported political contributions by covered associates
Investigate any red flags or contribution- related findings	Ongoing	Compliance Team	Ensure timely escalation and corrective action

7.	OUTSIDE BUSINESS ACTIVITIES

Outside business activities (OBAs) refer to any compensated or uncompensated engagement, employment, or business venture that a supervised person undertakes outside of their duties for Ultra. While such activities may be permissible, they can present actual or perceived conflicts of interest, impair fiduciary duty, or divert attention from client responsibilities. This policy is intended to ensure that all OBAs are fully disclosed, appropriately evaluated, and subject to ongoing oversight to safeguard client interests and maintain compliance with Ultra’s fiduciary obligations.

POLICY

Ultra requires all supervised persons to disclose any proposed or existing outside business activity to the CCO prior to initiation or upon becoming aware of the obligation to report. This policy applies to both compensated and uncompensated activities, including, but not limited to:

1.	Serving as an officer, director, trustee, partner, or member of an external business or charitable organization;
2.	Employment with, or consulting for, another business or entity;
3.	Operating a private investment vehicle, such as a personal fund or real estate business;
4.	Acting as a trustee, executor, or power of attorney for non-family members;
5.	Providing financial, legal, or investment-related services outside the firm.

Supervised persons must also disclose material changes to existing OBAs, including changes in scope, compensation, time commitment, or affiliation. Any failure to disclose an OBA, or participation in an OBA without prior approval, will be considered a violation of the firm’s Code of Ethics and may result in disciplinary action.

The CCO will assess each OBA disclosure to determine whether it:

6.	Creates a conflict of interest with the individual’s responsibilities at Ultra;
7.	Interferes with the individual’s ability to fulfill their fiduciary duty to clients;
8.	Involves securities-related activities that could trigger additional registration or compliance obligations;
9.	Could give rise to reputational, operational, or legal risk to Ultra.

Approved activities may be subject to conditions, such as periodic review, activity limitations, or heightened monitoring. The firm reserves the right to deny, limit, or rescind approval of any OBA if it is determined to conflict with the firm’s regulatory obligations or the best interests of clients.

PROCEDURE

Disclosure and Pre-Approval

All supervised persons must submit a written Outside Business Activity Disclosure Form to the CCO through Hadrius prior to engaging in any outside activity.

The form must describe the nature of the activity, expected time commitment, compensation (if any), affiliation, and potential overlap with Ultra’s clients or vendors. No activity may commence until approval is granted by the CCO.

Review and Risk Assessment

The CCO will evaluate the activity to determine whether it:

10.	Conflicts with the supervised person’s fiduciary duty or firm responsibilities;
11.	Involves the provision of investment advice or other regulated activity;
12.	Requires disclosure to clients or regulators;
13.	Poses reputational or supervisory concerns.

The CCO may impose conditions, such as periodic reporting, conflict mitigation measures, or disclosure obligations.

Ongoing Monitoring and Updates

Supervised persons must promptly notify the CCO of any material changes to previously approved OBAs. The Compliance Team will conduct periodic reviews of active OBAs and may request updated disclosures. Any OBA found to be inconsistent with the firm’s standards may be rescinded or revised at the firm’s discretion.

Annual Certification

As part of the firm’s annual compliance certification process, all supervised persons must confirm the accuracy of their OBA disclosures and reaffirm that no outside activities have been undertaken without prior approval.

TESTING

Test Procedure	Frequency	Assignee	Objective
Review of OBA disclosures for completeness and approval status	Quarterly	Compliance Team	Ensure all OBAs are pre- approved and properly documented.
Confirm annual certifications regarding OBAs from all supervised persons	Annually	Compliance Team	Verify ongoing awareness and compliance with disclosure obligations.
Review high-risk OBAs (e.g., those involving compensation or regulated activity)	Ad Hoc	Compliance Team	Assess ongoing alignment with fiduciary and regulatory responsibilities.